Exhibit 11

ICTS INTERNATIONAL N.V.

SECURITIES TRADE BY PERSONNEL POLICY

ICTS International N.V. (“Company”) has adopted the following policy regarding trading by Company personnel of the Company’s securities. It applies to all Company personnel, including Management and Supervisory Boards, officers, employees and consultants of the Company and their subsidiaries.

The Need for a Policy Statement

This Policy Statement has been developed:

•	To educate all Company personnel;
•	To set forth guidelines for courses of action;
•	To protect the Company and all of its personnel against legal liability; and
•	To preserve the reputation of the Company and its personnel for integrity and ethical conduct.

Because the Company is a public company, transactions in the Company’s securities are subject to the federal securities laws and regulations adopted by the United States Securities and Exchange Commission, or the SEC. These laws and regulations make it illegal for an individual to buy or sell securities of the Company while aware of “inside information.” The SEC takes insider trading very seriously and devotes significant resources to uncovering the activity and to prosecuting offenders. Liability may extend not only in the individuals who trade on “inside information,” but also to their “tippers,” people who leak the inside information to the individuals who trade. The Company and “controlling persons” of the Company may also be liable for violations by Company employees.

In addition to responding to the statutes and regulations, we are adopting this Policy Statement to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders).

The Consequences

The consequences of insider trading violations can be severe:

For individuals who trade on inside information (or tip information to others):

•	A civil penalty of up to three times the profit gained or loss avoided;
•	A criminal fine (no matter how small the profit) of up to $5 million; and
•	A jail term of up to twenty years.

These penalties can apply even if the individual is not a member of the Management and Supervisory Boards or an officer of the Company. Moreover, if an employee violates this Policy
Statement, Company-imposed sanctions, including dismissal for cause, could result from failing to comply with the Company’s policy or procedures.

For a Company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•	A civil penalty of up to three times greater or $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•	A criminal penalty of up to $25 million.

Any of the above consequences -- even an SEC investigation that does not result in prosecution -- can tarnish one’s reputation and irreparably damage a career.

Our Policy

It is the Company’s policy that Company personnel and any related persons may not buy or sell securities of the Company while aware of material nonpublic information or engage in any other action to take advantage of, or pass on to others, that information.

This Policy Statement also applies with equal force to information relating to any other company, including our customers or suppliers, obtained by Company personnel during the course of his or her service to or employment by the Company.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money or an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Policy Administrator

This policy shall be administered by the “Policy Administrator,” who shall initially be the members of the Management Board and the CFO. The Policy Administrator may, however, change from time to time, and you are encouraged to consult the copy of this Policy Statement that is included on the Company’s website to obtain current information concerning the Policy Administrator.

Material Non-Public Information. Material non-public information is any information that:

•	is not generally known to the public, and
•	which, if publicly known, would likely affect either the market price of the Company’s securities or a person’s decision to buy, sell or hold the Company’s securities.

Examples. Common examples of information that will frequently be regarded as material are:

•	quarterly or annual earnings results;
•	projections of future results or sales;
•	earnings or losses;
•	news of a pending or proposed merger, acquisition or tender offer;
•	an important financing transaction;
•	changes in dividend policies or the offering of additional securities;
•	changes in management;
•	significant new products or discoveries;
•	impending bankruptcy or financial liquidity problems;
•	internal financial information which departs from what the market would expect; and
•	the gain or loss of a major contract, license or collaboration.

Either positive or negative information may be material. We emphasize that this list is merely illustrative.

Twenty-Twenty Hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions by Family Members and Others in Your Household. These restrictions also apply to your immediate family members -- that is, any spouse, parent, child or sibling --- and others living in your household. SEC regulations now specifically provide that any material non-public information about the Company communicated to any spouse, parent, child or sibling is considered to have been communicated under a duty of trust or confidence; any trading in the Company securities by such family members while they are aware of such information may, therefore, violate insider trading laws and regulations. Employees are expected to be responsible for the compliance of all family members with this Policy Statement. Employees are also expected to be responsible for the compliance of other persons who live in their household, whether or not related, with this Policy Statement.

Tipping Information to Others.  Whether the information is proprietary information about the Company or information, that could have an impact on our stock price, Company personnel must not pass the information on to others. The above penalties apply, whether or not you derive any monetary benefit from another person’s actions. Inside information is often inadvertently disclosed or overheard in casual, social conversations. Care must be taken to avoid such disclosures.

When Information is Public. Because the Company’s shareholders and the investing public should be afforded time to receive information and to act upon it, as a general rule you should not engage in any transactions until the beginning of the third business day after the information has been released. Thus, if an announcement is made on a Monday, Thursday generally would be the ‘first day on which you should trade.  If an announcement is made on a Friday, Wednesday generally would be the first day on which you should trade. However, if the information released is complex, such as a prospective major financing or other transaction, it may be necessary to allow additional time ‘for the information to be absorbed by investors. In such circumstances, you will be notified by the Policy Administrator, regarding a suitable waiting period before trading.

Prevention of Insider Trading by Others. If you become aware of a potential insider trading violation, you must immediately advise our Policy Administrator. You should also take steps, where appropriate, to prevent persons tinder your supervision and/or control from using inside information for trading purposes. Moreover, Company-imposed sanctions, including dismissal for cause, could result if an employee fails to comply with this Policy Statement or any other company policy.

Confidentiality. Serious problems could be caused for the Company by the unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the securities of the Company. Company employees should not discuss internal company matters or developments with anyone outside of the Company, except as required in the performance of regular corporate duties.

This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to a Managing Director.

Additional Prohibited Transactions. Because we believe it is generally improper and inappropriate for Company personnel to engage in short sales or speculative transactions involving the Company’s securities, it is our policy that such personnel should not engage in any of the following activities with respect to the Company’s securities:

•
Trading in the Company’s securities on a short-term basis. Any shares of Company common stock purchased in the open market must be held for a minimum of six months and ideally longer. This rule does not apply to sales made within six months before or alter the exercise of options that were granted by the Company.

•	Short sales of the Company’s securities.
•	Use of the Company’s securities to secure a margin or other loan, except in limited cases with the prior approval of the Policy Administrator,
•	Transactions in straddles, collars, or other similar risk reduction devices, except in limited cases with the prior approval of the Policy Administrator,
•
Transactions in publicly-traded options relating to the Company’s securities (i.e. options that are not granted by the Company), except in limited cases with the prior approval of the Policy Administrator.

•
Section 306(a) of the Sarbanes-Oxley Act of 2002 prohibits directors and officers from trading in a company’s securities when a company pension plan has instituted a blackout period prohibiting participants in the plan from selling plan securities.

•
Section 16(b) of the exchange Act provides that any director or officer or other Section 16 insider that buys and sells a company’s securities within a six-month period must disgorge any profits made on the transaction(s) to the company, regardless of material non-public information.

Trading Procedures Applying to all Company Personnel.  While it is never permissible to trade based on material non-public information, we are implementing the following procedures to help prevent inadvertent violations and avoid even the appearance of an improper transaction (which could result, for example, where Company personnel engage in a trade while unaware of a pending major development):

Prohibited Periods for Trading. All Company personnel and “Immediate Family Members” (as defined below) arc prohibited from trading in any securities of the Company (other than purchases of common stock upon the exercise (except the cashless exercise) of stock options granted by the Company, or pursuant to the Company’s stock purchase plan) during the following periods:

•
until the beginning of the third business day after the day the Company has made a public announcement of material information, including earnings releases (if the information released is complex or not disclosed in a press release, it may be necessary to extend this period, in which case the Policy Administrator will notify you of the waiting period); and

•
the Company may from time to time require all Company personnel or selected Company employees with access to material non-public information to refrain from trading during other specified periods when significant developments or announcements are anticipated,

For purposes of this Policy Statement, “Immediate Family Member” includes any family member who shares the same address as, or is financially dependent on, you. You will be notified by e-mail when you may not trade in the Company’s securities during periods when significant developments or announcements are anticipated, in which event you will also he notified when trading restrictions are lifted.  Whether or not you have been e-mailed, if you are aware of material information, you must check with the Policy Administrator.  Of course, even during periods when trading is permitted, no one, including persons who do not fall within the definition of Immediate Family Member, should trade in the Company’s securities if he or she possesses material non-public information.

Special Procedures Applying to Members of the Management and Supervisory Boards, Senior Management and Financial Team Members.

The following members of management constitute the “Senior Management” of the Company:

Management Boards ; Chief Executive Officers and Chief Financial Officers of the Company and its subsidiaries.

The Policy Administrator may, from time to time, designate employees as Senior Management.

Prohibited Periods for Trading.  Members of the Management and Supervisory Boards and Senior Management and their Immediate Family Members are prohibited from trading in the Company’s securities (other than purchases under any employee stock purchase plan or purchases of common stock upon the exercise (except cashless exercises) of stock options granted by the Company,) during the following periods:

•
the periods from 20 days prior to the close of each fiscal quarter, after the Company has released required formal reports, until the beginning of the third business day after time release of the Company’s financial results for each quarter and, in the case of the fourth quarter, financial results for the year end; and

•	any other periods as determined by the Company.

Pre-Clearance of Trades. In order to ensure and maintain compliance with this Policy Statement and to ensure compliance with the accelerated Section 16 reporting requirements mandated by the Sarbanes-Oxley Act of 2002, all transactions in the Company’s securities (acquisitions, dispositions, transfers, etc.), including the execution of Trading Plans (as defined below), by members of the Management and Supervisory Boards and members of Senior Management must he pre-cleared in advance by the Policy Administrator or, if unavailable, corporate counsel.  If you are a member of one of the groups listed above and you contemplate a transaction in the Company’s securities, you must contact the Policy Administrator or other designated individual prior to executing the transaction. The Policy Administrator will use its reasonable best efforts to provide approval or disapproval within two (2) business days, but is not obligated to do so. You must wait until receiving pre-clearance to execute the transaction. Neither the Company nor the Policy Administrator shall be liable for any delays that may occur due to the pre-clearance process. If the transaction is pre-cleared by the Policy Administrator, it must be executed by the end of the second business day after receipt of pre-clearance. Notwithstanding receipt of pre-clearance of a transaction, if you become aware of material nonpublic information after receiving the pre-clearance, but prior to the execution of the transaction, you may not execute the transaction, If you are a Section 16 reporting person, promptly following execution of the transaction, but in no event later than the end of the first business day after the execution of the transaction, you must notify the Policy Administrator and provide details regarding the transaction sufficient to complete the required Section 16 tiling.

Employees of the Company who are not members of the Management and Supervisory Boards and members of Senior Management may, but are not required to, pre-clear transactions in the Company’s securities in the same manner as set forth above. Such employees are not required to notify the Policy Administrator following execution of the transaction.

Please note that such pre-clearance does not provide the insider with immunity from investigation or suit, for which it is the responsibility of the individual to comply with the federal securities and regulations.

The pre-clearance requirement does not apply to the exercise of options (except cashless exercises) granted by the Company or to the purchase of shares under any employee stock purchase plan, but would apply to market sales of those shares.

Exception for Trading Plans. Notwithstanding the restrictions and prohibitions on trading in the Company Securities as set forth in this Policy Statement, persons subject to this Policy Statement are permitted to effect transactions in Company securities pursuant to approved trading plans established under Rule 10b5-1 under the Securities Exchange Act of 1934 (“Trading Plans”), including transactions during the prohibited periods discussed below. Rule l0b5-1 requires that these transactions be made pursuant to a plan that was established while the person was not in possession of material non-public information. In order to comply with this Policy Statement, the Company must pre-approve any such Trading Plan prior to its effectiveness.  Company Personnel seeking to establish a Trading Plan should contact the Policy Administrator.

The contract, instruction or plan either:

•	Specifies or provides the written formula or mechanism for determining the amount, price and date of the transactions; or
•
Does not permit the person to exercise any further influence over how, when or whether to effect sales or purchases, and any person who does exercise influence is not aware of material non-public information when doing so.

•	The purchase of sale was completed in accordance with the contract, instruction or plan.

  Other Exception.  Investments in company stock through the company’s 401(k) plan or an employee stock purchase plan may be exempted from the insider trading policy because these are made by automatic payroll deductions, and the employee does not make any investment decisions when the payroll deductions are made because they are automatic.  However, any transactions in either the 401(k) plan or the ESPP that are not automatic, such as the employee’s decision to invest more money in company stock or sell investments in company stock, are not exempted.

Company Assistance. Any person who has any questions about specific transactions or this Policy Statement in general may obtain additional guidance from the Policy Administrator. Remember, however, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

Certifications. As a condition to employment, all employees will he required to certify their understanding of and intent to comply with this Policy Statement. Members of the Management and Supervisory Boards and Senior Management may be required to certify compliance on an annual basis.

Certification

The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Company’s Statement of Company Policy regarding Securities Trades By Company Personnel, a copy of which was distributed with this Certification.

Date:		Signature:

Name:		Department:
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